Exhibit 99




FOR IMMEDIATE RELEASE

Contacts:

United Video Satellite Group, Inc.      News Corp.
Scott Knowles                           Reed Nolte, Investor Relations
  918-488-4902                            212-852-7092
                                        Jim Platt, Press Inquiries
                                          212-852-7083


             NEWS CORPORATION'S TV GUIDE TO BE COMBINED WITH
                      UNITED VIDEO SATELLITE GROUP

              United Video to Offer Worldwide Platform for
                        Television Guide Services



Tulsa, OK/New York, NY, June 11, 1998 -- United Video Satellite Group, Inc. (United Video) (NASDAQ: UVSGA) and The News Corporation Limited (News Corp.) (NYSE: NWS) today announced the signing of a definitive agreement whereby News Corporation's TV Guide properties (including TV Guide magazine, the TVGEN entertainment web site and the soon to be acquired cable guide publisher TVSM) will be combined with United Video to create a platform for offering television guide services to consumers and advertisers.

As part of this combination, a unit of News Corp. will receive approximately $2 billion in consideration consisting of $800 million in cash and approximately $1.2 billion in United Video stock. United Video will issue 30 million shares of common stock, including 11,251,706 shares of class A common stock and 18,748,294 shares of class B common stock, not subject to adjustment. As a result of the transaction, and certain other pending transactions, News Corp. will own on an economic basis approximately 40% of United Video, with TCI Ventures Group (NASDAQ: TCIVA) and Liberty Media Corporation (NASDAQ:
LBTYA) owning approximately 44%, and public stockholders owning approximately 16%. Following the transaction, News Corp. and the combination of TCI Ventures Group/Liberty Media Corporation will each have approximately 48% of the voting power of the outstanding stock.

TV Guide Magazine is the country's largest-selling weekly magazine with a circulation of approximately 13 million. As the premiere print television guide it offers comprehensive, accurate listings nationwide, including cable and satellite guides, as well as geographic and cable system specific editions. Additionally, News Corporation recently signed a letter of intent to acquire privately held TVSM, a cable and satellite television program guide publisher in a transaction which is expected to close shortly. TV Guide magazine, TVSM and the TVGEN entertainment web site constitute the TV Guide properties being combined with United Video.


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United Video's Prevue Networks is a leading electronic television listings guide reaching over 50 million households domestically with the Prevue Channel, and approximately 3 million households in over 20 countries with Prevue International. Additionally, Prevue Interactive is now available throughout the United States in over 550 cable systems passing more than 13 million homes and serving approximately 35 cable operators.

United Video plans to rename several of its Prevue products in order to unify its product line under the TV Guide brand to create a common brand across all guide platforms. The new services will be able to provide a single source solution for advertisers by offering worldwide electronic, print, interactive and Internet exposure, allowing for more efficient advertising strategies and broader reach for consumer and programming messages. The combined operations will enjoy enhanced revenue opportunities, including cross-selling advertising among the print and electronic guides and expanding custom editions for cable systems. The combined entity also is expected to create significant operating efficiencies. The existing management of the TV Guide properties and of United Video will stay intact.

Anthea Disney, Chairman and Chief Executive of News America Publishing Group, a unit of News Corp., said "The combination of these trusted brands will create a comprehensive global entertainment TV guidance company for all media - print, on-screen and digital online. This is a unique opportunity to offer an exciting range of well-recognized products. "

Peter C. Boylan III, President and Chief Operating Officer of United Video, said "We are extremely pleased to combine the TV Guide properties and brand with United Video's portfolio of businesses, and we look forward to combining Prevue Network's and TV Guide's management teams to build program guide platforms that are available worldwide. The assets that each company brings to this combination create a strong balance sheet and a tremendous opportunity for future growth."

The transaction, to be accounted for as a purchase, is expected to close in the fourth quarter of calendar 1998 upon fulfillment of certain customary conditions, including regulatory approval. TCI has agreed to vote its 93% voting interest in favor of the transaction. Merrill Lynch & Co. advised United Video in connection with the transaction, and has rendered a fairness opinion to the Board of Directors of United Video.

United Video currently provides satellite-delivered video, audio, data and program promotion services to multichannel video providers, satellite dish owners, radio stations and private network users throughout the world and systems integration service to corporate
America and the federal government in locations throughout the U.S.

The News Corporation Limited (NYSE: NWS, NWSpr; ASX: NCP, NCPDP; LSE:
NEWCP) is one of the world's largest media companies with total assets as of March 31, 1998 of US$33.2 billion and total annual revenues in excess of US$13 billion. News Corporation's diversified global operations in the United States, Canada, the United Kingdom, Australia, Latin America and the Pacific Basin include the production and distribution of motion pictures and television programming; television, satellite and cable broadcasting; the publication of newspapers, magazines, books; the production and distribution of promotional and advertising products and services; the development of digital broadcasting; the development of conditional access and subscription management systems; and the provision of computer information services.


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